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                                                            Exhibit 23(d)(1)(j)

April 7, 2009

Lincoln Investment Advisors Corporation
1300 South Clinton Street
Fort Wayne, Indiana 46802

RE: Advisory Fee Waiver Agreement - LVIP Global Income Fund

Ladies and Gentlemen:

This letter agreement (the "Agreement") confirms the advisory fee waiver between the LVIP Global Income Fund (the "Fund"), a series of Lincoln Variable Insurance Products Trust (the "Trust"), and Lincoln Investment Advisors Corporation (the "Adviser") with respect to the portfolio management of the LVIP Global Income Fund.

    1. Advisory Expense Waiver. The Adviser has agreed to waive a portion of the advisory fee payable to the Adviser under the Investment Management Agreement, dated as of April 30, 2007 ("Investment Management Agreement"), as amended, between the Fund and the Adviser, as set forth in the attached Schedule A.

    2. Term and Termination. This Agreement shall become effective on May 1, 2009 and shall continue for an initial term ending April 30, 2010. The Agreement shall renew automatically for one-year terms unless the Trust or the Adviser provides written notice of the termination of the Agreement within 30 days of the end of the then current term. In addition, this Agreement will terminate automatically in the event of the termination of the Investment Management Agreement or the termination of either of the Sub-Advisory Agreements, each dated
       April 30, 2009 between the Adviser and (a) Templeton Investment Counsel, LLC. and/or b) Mondrian Investment Partners Limited.

    3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, provided that nothing in this Agreement shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.

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Please indicate your approval of this Agreement by signing and returning a copy of this letter to the Fund.

Very truly yours,

LVIP Global Income Fund, a series of
Lincoln Variable Insurance Products Trust

/s/ William P. Flory, Jr.
-----------------------------------------
Name: William P. Flory, Jr.
Title: Chief Accounting Officer
and Second Vice President

Agreed to:

LINCOLN INVESTMENT ADVISORS CORPORATION

/s/ Kevin J. Adamson
-----------------------------------------
Name: Kevin J. Adamson
Title: Second Vice President

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                                  Schedule A

Avg. Daily Net Assets of the Fund             Waiver Amount*
---------------------------------             --------------
   All Assets of the Fund                          0.05%

* These amounts are stated on an annual basis.